Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated July 14, 2023 with respect to the consolidated balance sheets as at March 31, 2023 and 2022, the related consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the years ended March 31, 2023 and 2022, and the related notes of Neptune Wellness Solutions Inc., which report is incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Montréal, Canada

September 15, 2023